NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

NUMBER 2412

PURE EARTH INC.

SHARES

AUTHORIZED COMMON STOCK: 25,000,000 SHARES
PAR VALUE: $.001

CUSIP No. 74623L 10 5

This Certifies that SPECIMEN

Is The Record Holder Of

Shares of **PURE EARTH, INC.** Common Stock

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

PURE EARTH, INC.
CORPORATE
Seal
DELAWARE

CHIEF EXECUTIVE OFFICER

8 INTERWEST TRANSFER CO. INC. P.O. BOX 17136 / SALT LAKE CITY, UTAH 84117

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature